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                                                                   EXHIBIT 10.06

                          SPONSORED RESEARCH AGREEMENT

         This Sponsored Research Agreement (the "Agreement") is made by and between EMORY UNIVERSITY, a nonprofit Georgia corporation with offices located at 1784 North Decatur Road, Suite 510, Atlanta, Georgia 30322 ("University") and ATHEROGENICS, INC., a for profit Georgia corporation organized and existing under the laws of the State of Georgia with offices located at 3065 Northwoods Circle, Norcross, GA 30071 (hereinafter referred to as "Sponsor").

         WHEREAS, Sponsor desires that University perform certain research work in collaboration with Sponsor as hereinafter described and is willing to advance funds to sponsor such research;

         WHEREAS, Sponsor desires to obtain certain rights to patents and technology developed during the course of such research with a view to profitable commercialization of such patents and technology for the Sponsor's benefit; and

         WHEREAS, University is willing to perform such research and to grant rights to such patents and technology;

         NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the University and the Sponsor agree as follows:


[ * ] Certain confidential information contained in this document, marked by an asterisk within brackets has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended.
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                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----

I.       EFFECTIVE DATE..........................................................................................     3

II.      RESEARCH PROGRAM........................................................................................     3

III.     COMPENSATION............................................................................................     3

IV.      CONSULTATION AND REPORTS................................................................................     4

V.       PUBLICITY...............................................................................................     5

VI.      PUBLICATION AND ACADEMIC RIGHTS.........................................................................     5

VII.     CONFIDENTIAL INFORMATION................................................................................     6

VIII.    PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS..............................................................     8

IX.      LIABILITY...............................................................................................     8

X.       INDEPENDENT CONTRACTOR..................................................................................     9

XI.      TERM AND TERMINATION....................................................................................     9

XII.     ATTACHMENTS.............................................................................................     9

XIII.    GENERAL.................................................................................................     9


ATTACHMENTS

RESEARCH PROGRAM.................................................................................................    12

PAYMENT SCHEDULE.................................................................................................    13

PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS.......................................................................    14

CONFIDENTIALITY AGREEMENT........................................................................................    18

LICENSE AGREEMENT OF JANUARY 1995................................................................................    19


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                                I. EFFECTIVE DATE

           This Agreement shall be effective as of November 1, 1996.

                              II. RESEARCH PROGRAM

         2.1 University will use its best efforts to conduct the Research Program in collaboration with Sponsor as described in Attachment A, and will furnish the facilities necessary to carry out its part of the Research Program. The Research Program will be under the direction of Dr. Dennis Liotta, or his successor as mutually agreed to by the parties hereto ("Principal Investigator"), and will be conducted by the Department of Chemistry at the University.

         2.2 The Research Program shall be performed during the period from ________, 1996 through and including __________, 1997 ("the Performance Period"). Sponsor shall have the option to extend the Performance Period in one year increments for a total of five (5) years. Funding for each additional year shall be mutually agreed upon by Sponsor and University at the beginning of each extension year.

         2.3 The Principal Investigator shall use his best efforts to achieve the goals of the Research Program. The Principal Investigator shall work with Sponsor to determine the means for performing the Research Program so as best to achieve these goals.

         2.4 University and Principal Investigator shall keep accurate financial and scientific records relating to the Research Program and shall make such records available to Sponsor or its authorized representative throughout the Term of the Agreement during normal business hours upon reasonable notice.

                                III. COMPENSATION

         3.1 As consideration for the performance by University of its obligations under this Agreement, Sponsor shall pay the University an amount equal to its expenditures and reasonable overhead in conducting the Research Program subject to a maximum expenditure limitation of [*] for the initial one year Performance Period as set forth in Attachment B hereto. An initial payment of [*] shall be made within thirty (30) days after the time of execution of this Agreement and subsequent payments shall be made as quarterly advance payments of up to [*] at three (3) month intervals after the Effective Date. Payments for any extensions of the Performance Period shall also be in equal quarterly advance payments based on the specific budget to be agreed upon at the time of renewal. Unexpended funds shall be reimbursed to Sponsor at the end of each year unless agreed to otherwise by Sponsor and University.

         3.2 Funds paid by Sponsor shall include indirect payments to the University. Indirect payments shall be included at the rate of [*] of the total payment for the initial one year Performance Period. For each extension year, the indirect rate shall increase [*] of the total payment until it reaches a maximum of [*] of the total payment, as follows:



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
year 1                                 [*]
year 2                                 [*]
year 3                                 [*]
year 4                                 [*]
year 5                                 [*]

         3.3 University shall maintain all Research Program funds in a separate account and shall expend such funds for wages, supplies, equipment, travel, and other operation expenses in connection with the Research Program in reasonable accordance with the Budget set forth in Attachment B hereto. It is understood that funds of the Research Program may be transferred between categories at the Principal Investigator's discretion, and funds which are not used in a particular quarter may be used in subsequent quarters within each Performance Period year.

         3.4 University shall retain title to all equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement.

                          IV. CONSULTATION AND REPORTS

         4.1 Sponsor's Designated Representative for consultation and communications with the Principal Investigator shall be Dr. Patty Somers, or such other persons as Sponsor may from time to time designate in writing to University and the Principal Investigator.

         4.2 During the Term of this Agreement, Sponsor's representatives may consult informally with University's representatives regarding the project, both personally and by telephone. Access to work carried on in University Laboratories in the course of these investigations shall be made available to Sponsor's Designated Representative on a reasonable basis. Clinical and other data shall be made available as it is generated and analyzed.

         4.3 The Principal Investigator and Sponsor's technical representatives, including Sponsor's Designated Representative, shall meet on a quarterly basis (every three (3) months) during the Performance Period to discuss research results and set objectives for the next three (3) month period. At the conclusion of each year, and within 120 days of termination of the Agreement, the Principal Investigator and University's Office of Grant and Contract Accounting (within thirty (30) days after the conclusion of each year) shall also submit technical and financial reports, respectively, summarizing the Research Program, and specifically containing:

                  a. A summary of income and expenses of the Research Program for the prior year (Office of Grant and Contract Accounting); and


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                  b.       A report of all activities undertaken and
                           accomplishments achieved through the Research Program during the prior year (Principal Investigator).

         4.4 To facilitate the collaborative aspects of the Research Program and to assist Sponsor's in-house research and development efforts, Sponsor shall be provided any tangible technical materials which are produced by the University in the course of the Research Program. In this regard, the University agrees to provide Sponsor with research quantities of any tangible technical material produced by the University in the course of the Research Program and available in transferrable quantities upon written request of Sponsor to do so. Any reasonable extra costs incurred by the University over and above the costs set forth in Article III above in supplying such tangible technical materials to Sponsor shall be paid by Sponsor on receipt of an appropriate invoice from University.

                                  V. PUBLICITY

         No press release or any other written statements in connection with work performed under this Agreement intended for use in the public media making any reference to one party hereunder shall be made by the other party, except as provided below. University, however, shall have the right to acknowledge Sponsor's support of the investigations under this Agreement in scientific or academic publications and other scientific or academic communications. In any such statement, the parties shall describe the scope and nature of their participation accurately and -appropriately. Any press release developed by University regarding this Research Program will be submitted to Sponsor thirty
(30) days in advance of planned release, and Sponsor shall have the right to review and comment upon such proposed press release to determine if Sponsor-furnished Confidential Information or patentable information is included therein. If so, the provisions regarding deferral of publications set forth in
Article VI below shall be applicable to such release.

                       VI. PUBLICATION AND ACADEMIC RIGHTS

         6.1 University and the Principal Investigator have the right to publish or otherwise publicly disclose information gained in the course of this Agreement. In order to avoid loss of patent rights as a result of premature public disclosure of patentable information and to provide Sponsor an opportunity to review proposed publication materials to determine whether such material contains Sponsor-furnished Confidential Information (as defined in Article VII), University will submit any prepublication materials to Sponsor for review and comment at least thirty (30) days prior to planned submission for publication.

         Sponsor shall notify University within this thirty (30) days period whether Sponsor-furnished Confidential Information is contained therein and whether it desires patent applications to be filed on any inventions contained in the materials, in accord with the provisions of Attachment C. If requested by Sponsor, University shall delay publication of any portion of the


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materials for an additional period not to exceed ninety (90) days, unless a further extension is mutually agreed upon, in order to facilitate filing of a patent application in the United States. University shall have final authority to determine the scope and content of any publications; however if any such publication discloses Sponsor's Confidential Information (as defined in Article
VII), University agrees to delete such information prior to publication.

         6.2 It is understood that the University investigators may discuss the research being performed under this Agreement with other investigators but shall not reveal information which is Sponsor's Confidential Information under
Article VII hereof, nor shall a public disclosure of patentable information be made except as set forth in Article V and in Paragraph 6.1 hereof. In the event any joint inventions relating to the subject matter of the Research Program, between the University investigators being funded by this Agreement and other investigators, result from such discussions, University shall grant to Sponsor the rights outlined in Attachment C to this Agreement, except that, in the event there exist obligations, relating to the joint inventions, to another party as a result of the involvement of the other investigators, University shall, in good faith, exercise reasonable efforts to enable Sponsor to obtain full rights to the joint invention.

                          VII. CONFIDENTIAL INFORMATION

         7.1 The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose Confidential Information to each other. For the term of this Agreement and for a period of four (4) years following termination of this Agreement, Sponsor and University each agrees that it shall regard, maintain and preserve the secrecy and confidentiality of any and all information and data, whether in oral or written form, including but not limited to, products, processes, methods, concepts, ideas, programs, formulas, apparatuses, chemicals, organisms, molecules, prototypes, techniques, know-how, marketing plans, business plans, financial information, data, strategies, forecasts, customer lists or technical requirements of customers, or other trade secrets (collectively referred to herein as the "Proprietary Information") of the other party which may be disclosed to or obtained by it pursuant to this Agreement. Sponsor and University each agrees that it will not, at any time without the prior written consent of the other party, use or disclose the Proprietary Information belonging to the other party for any reason or in any manner whatsoever except as may be necessary for the operation of this Agreement, as explicitly authorized under this Agreement, or as required by law.

         7.2 Sponsor and University shall each take the same measures to preserve the secrecy and confidentiality and avoid the unauthorized use or disclosure of the other party's Proprietary Information as such party takes to protect its own Proprietary Information.

         7.3 Sponsor and University shall each limit access to the Proprietary Information to those of its employees and agents, Affiliates, sublicensees, consultants, outside contractors, governmental regulatory authorities and clinical investigators who have a reasonable need for access to such information in connection with the operation of this Agreement. The University


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shall require all personnel assigned to the Research Program to comply with, and to assist the University in complying with, the terms of the Agreement, including maintaining the confidentiality of Sponsor's Confidential Information. To this end the University shall require all personnel assigned to the Research Program to individually sign a confidentiality agreement in the form attached as Attachment D. Further, each party or its Affiliates or sublicensees may disclose Proprietary Information to the United States government or other regulatory authorities to the extent that such disclosure is necessary for the prosecution and/or enforcement of patents or for authorizations to conduct clinical trials or commercially market Licensed Products, provided that such party is otherwise entitled to engage in such activities under this Agreement, or may disclose Proprietary Information as is necessary to exercise any rights which survive termination or expiration of this Agreement. All persons or entities to whom Proprietary Information is disclosed shall be subject to the non-disclosure covenants contained herein.

         7.4 Sponsor and University shall each use its best efforts to disclose Proprietary Information to the other in writing and marked as proprietary. If it is necessary to first disclose such information other than in written form, the disclosing party shall, within thirty (30) days of such first disclosure, reduce the information to writing and provide the receiving party with a copy of such information marked as proprietary.

         7.5 Sponsor and University each acknowledges that the disclosure of Proprietary Information under this Agreement confers no rights in the receiving party other than the right to use the Proprietary Information of the disclosing party for the operation of this Agreement. Upon termination of this Agreement, or forthwith upon the request of the other party, Sponsor and University shall promptly return to the other party all such documents, drawings, samples, specimens or reproductions thereof which may have come into its possession.

         7.6 The obligations undertaken by Sponsor and University hereunder shall not apply to any portion of the Proprietary Information disclosed hereunder which:

                  a. was known to the non-disclosing party prior to disclosure of such Proprietary Information by the disclosing party; or

                  b. is, or shall become, other than by an act or omission of the non-disclosing party, generally available to the public; or

                  c. shall, by lawful means, be made available to the non-disclosing party by a third party with the right to disclose; or

                  d. is required by law to be disclosed by the non-disclosing party, provided the non-disclosing party uses its best efforts to notify the disclosing party immediately upon learning of such requirement in order to give the disclosing party reasonable opportunity to oppose such requirement; or


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                  e.       results from research and development by the
                           receiving party or its Affiliates or sublicensees, independent of disclosures from the other party of this Agreement, provided that the persons developing such information have not had any exposure to the information received from the disclosing party; or

                  f. Sponsor and University agree in writing may be disclosed.

         7.7 In claiming the benefit of any of these exceptions, the non-disclosing party shall have the burden of establishing that a portion of the Proprietary Information is subject to such exception.

                VIII. PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS

         As partial consideration for payments made by Sponsor hereunder, Sponsor and University agree to the terms concerning patents, copyrights, and technology rights set forth in Attachment C.

                                  IX. LIABILITY

         9.1 Sponsor agrees to hold harmless the University, its officers, agents and employees from any liability, loss or damage Sponsor may suffer as a result of claims, demands, costs or judgments against Sponsor arising out of the activities to be carried out pursuant to the obligations of this Agreement, and the use by Sponsor of the results obtained from the activities performed by University under this Agreement; provided, however, that any such liability, loss or damage resulting from the following Sub-sections "a" or "b" is excluded from this Agreement to hold harmless:

                  a. the negligent or willful failure of University to substantially comply with any applicable FDA or other governmental requirement; or

                  b. the negligence or willful malfeasance of any officer, agent or employee of University.

         9.2 Both parties agree that upon receipt of a notice of claim or action arising from activities to be carried out pursuant to the obligations of this Agreement, the party receiving such notice will notify the other party promptly.

                            X. INDEPENDENT CONTRACTOR

         For the purposes of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or


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commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing.

                            XI. TERM AND TERMINATION

         11.1 This Agreement shall commence with the Effective Date hereof and extend until the end of the Research Program as described herein, unless sooner terminated in accordance with the provisions of this Section ("Term").

         11.2 This Agreement maybe terminated by the mutual agreement of the parties or by either party upon thirty (30) days written notice, if the Principal Investigator's tenured appointment with the University terminates and a suitable replacement (reasonably acceptable to the Sponsor) is not identified.

         11.3 In the event that either party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, the other party may terminate this Agreement upon expiration of the sixty (60) day period.

         11.4 Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. As its sole liability upon termination, Sponsor shall pay University for all reasonable expenses incurred as of the effective termination date, including salaries for appointees.

         11.5 Any provisions of this Agreement which by their nature extend beyond termination hereof shall survive such termination.

                                XII. ATTACHMENTS

         Attachments A, B, C, D and E are incorporated herein and made a part hereof for all purposes.

                                  XIII. GENERAL

         13.1 This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that subject to the approval of University, which may not be unreasonably withheld, Sponsor may assign this agreement to any purchaser or transferee of all or substantially all of Sponsor's assets or stock upon prior written notice to University, and University may assign its right to receive payments hereunder.

         13.2 This Agreement constitutes the entire and only agreement between the parties relating to the Research Program, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms


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hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

         13.3 Any notice required by this Agreement by Articles VIII, IX, or XI shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of the University to:

                  Emory University
                  Office of Sponsored Programs
                  1784 North Decatur Road, Suite 510
                  Atlanta, GA 30322
                  Attention: Nancy L. Wilkinson, M.P.H.

or in the case of Sponsor to:

                  AtheroGenics, Inc.
                  3065 Northwoods Circle
                  Norcross, GA  30071
                  Attention:  Dr. Patty Somers

with a copy to:

                  Lyon and Lyon
                  633 West Fifth Street, Suite 4700
                  Los Angeles, California  90071-2066
                  Attention:  Carol A. Schneider, Ph.D.

Notices and other communications regarding the day-to-day administration and operations of this Agreement shall be mailed or delivered, addressed in the case of University to:

                  Emory University
                  Office of Sponsored Projects
                  1784 North Decatur Road, Suite 510
                  Atlanta, GA 30322
                  Attention: Nancy L. Wilkinson, M.P.H.

with a copy to:

                  Dr. Dennis Liotta
                  Emory University
                  Department of Chemistry


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or in the case of the Sponsor to:

                  AtheroGenics, Inc.
                  3065 Northwoods Circle
                  Norcross, GA 30071
                  Attention:  Dr. Patty Somers

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

         13.4 This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


ATHEROGENICS, INC.                  EMORY UNIVERSITY

By: Patricia Somers                 By: Nancy L. Wilkinson
   -------------------------------     ----------------------------
         Dr. Patty Somers                  Nancy L. Wilkinson
Title:   Senior Scientist           Title: Assistant Vice President for Research
Date:    October 14, 1996           Date:  September 30, 1996


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                                  ATTACHMENT A
                                RESEARCH PROGRAM

         The Principal Investigator, Dr. Dennis Liotta, will study [*].


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                                  ATTACHMENT B
                                PAYMENT SCHEDULE

         See COMPENSATION 3.1 of the Sponsored Research Agreement.


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                                  ATTACHMENT C
                   PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS

         I. Definitions: The following terms shall have the indicated meanings when, used in this Attachment:

                  A. "Agreement" shall mean that certain Sponsored Research Agreement to which this Attachment is affixed between Emory University ("University"), and AtheroGenics, Inc. ("Sponsor"), of even date herewith.

                  B. "License" shall mean that certain License Agreement Between Emory University and AtheroGenics of January 1995, attached to the Agreement as Attachment E.

                  C. "University Patent Rights" shall mean rights in any patent application or patent covering any University Invention made by the University and/or the Principal Investigator during the course of the Research Program and arising directly from the performance of said Research Program, including any continuations, continuations-in-part, divisional applications, reexaminations, reissued patents, substitutions, extensions, or additions thereto, and any corresponding foreign patent applications or patents based on such applications or patents ("University Patent Application" or "University Patent", respectively).

                  D. "University Technology Rights" shall mean University rights under state and federal laws, including the laws of copyright, trade secret, and unfair competition, in unpatented inventions, know-how, software and other technology developed by the University and/or Principal Investigator during the Research Program and arising directly from the performance of said Research Program.

                  E. "University Invention" shall mean any discovery, concept or idea, whether or not patentable, made by the University and/or the Principal Investigator during the Research Program, and arising directly from the performance of said Research Program, including but not limited to processes, methods, software, tangible research products, formulas and techniques, improvements thereto, and know-how related thereto.

                  F. "Joint Patent Rights" shall mean rights owned jointly by University and Sponsor in any patent application or patent covering any Joint Invention made by the University and/or the Principal Investigator together with Sponsor and/or one or more employees of Sponsor during the course of the Research Program and arising directly from the performance of said Research Program, including any continuations, continuations-in-part, divisional applications, reexaminations, reissue patents, substitutions, extensions, or additions thereto and any corresponding foreign patent applications or patents based on such applications or patents ("Joint Patent Application" or "Joint Patent," respectively).


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                  G.       "Joint Technology Rights" shall mean University and
Sponsor rights under state and federal laws, including the laws of copyright, trade secret, and unfair competition, in unpatented inventions, know-how, software and other technology developed by the University and/or Principal Investigator together with Sponsor and/or one or more employees of Sponsor during the Research Program and arising directly from the performance of said Research Program.

                  H. "Joint Invention" shall mean any discovery, concept or idea, whether or not patentable made by the University and/or the Principal Investigator together with Sponsor and/or one or more employees of Sponsor during the Research Program, and arising directly from the performance of said Research Program, including, but not limited to processes, methods, software, tangible research products, formulas and techniques, improvements thereto, and know-how related thereto.

                  I. "Patent Expenses and Costs" shall mean any expenses, including attorney's fees, incurred in searching, search opinions, preparing application, filing, prosecuting or maintaining a patent or patent application with respect to Patent Rights in any country in which said patentor patent application is filed.

                  J. Capitalized terms used in this Attachment that are not defined herein shall have the meanings ascribed to such terms in the Agreement or the License.

         II. Ownership: Any University Patent Rights and Technology Rights and University Inventions, including copyrightable works (other than written scholarly works which are the property of the author) made during the course of the Research Program by University personnel (and not Sponsor and/or one or more employees of Sponsor) shall be the property of University. All rights and title to Joint Patent Rights and Technology Rights and Joint Inventions shall belong to University and Sponsor as joint assignees and joint owners.

         III. Patent Filing and Prosecution: University shall Promptly notify Sponsor of any University and/or Joint Invention made during the Research Program (which notice shall include, but is not limited to, the submission to Sponsor of the pre-publication materials as described in Article VI of the Agreement). In the event the University or Sponsor believes that such Invention involves a patentable material, Sponsor shall have the first right to file the United States Patent Application(s). Sponsor shall be primarily responsible for all patent prosecution activities pertaining to Licensed Patents assigned solely to University or assigned jointly to Sponsor and University. Sponsor shall, with Emory's approval, which shall not be unreasonably withheld, select patent counsel to prosecute all such Licensed Patents and shall provide University with copies of all communications from patent offices, filings and correspondence pertaining to such patent prosecution activities, in a timely manner, so as to give University an opportunity to comment thereon prior to any responsive filing. University shall have the right to have claims which are supported by the specification added to an application.


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         If Sponsor chooses not to timely file or pursue patent protection or patent maintenance for any patent application or issued patent assigned solely to University, Sponsor shall notify University prior to abandonment in such a manner as would allow University a reasonable period of time to take over prosecution or maintenance of said patent application or issued patent. Such patent application or issued patent shall then not be considered a Licensed Patent and University shall be free, at its election, to abandon or maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to third parties.

         If Sponsor chooses not to timely file or pursue patent protection or patent maintenance for any patent application or issued patent assigned jointly to Sponsor and University, Sponsor shall, upon University's request, assign its interests in such patent application or issued patent to University. After such assignment, such patent application or issued patent shall then not be considered a Licensed Patent and University shall be free, at its election, to abandon or maintain the prosecution of such patent application or issued patent or grant rights to such patent application or issued patent to third parties.

         IV. Cooperation: In any case given above, the non-filing party shall use its best efforts to cooperate with the filing party in the preparation and prosecution of any application filed, including the timely review and execution of any papers or documents required in connection with the filing and prosecution of the patent application.

         V. Expenses and Costs: Sponsor shall bear all reasonable Patent Expenses and Costs associated with the filing and prosecution of any United States Patent Application which Sponsor files pursuant to the above.

         VI. Foreign Filing and Prosecution: Within nine (9) months after each United States Patent Application is filed pursuant to Paragraph 3 above, Sponsor shall elect those foreign countries in which Sponsor, after consultation with University, desires foreign patent protection and Sponsor shall timely file patent applications in all foreign countries elected. If elected by University, Sponsor shall file at least in the EPO, Canada and Japan. Sponsor shall, upon University's request, pursue prosecution of such Licensed Patents in additional countries at University's expense.

         The Patent Expenses and Costs relating to obtaining, issuing and maintaining any foreign patent in all foreign countries elected, as provided above, shall be paid by Sponsor, with reimbursement rights as described above. If the University so requests, Sponsor shall inform the University of any significant prosecution events in the elected foreign countries by providing copies of all prosecution papers and soliciting input into patent office responses where appropriate.

         VII. License: Sponsor shall have an exclusive license to University Patent Rights and University Technology Rights and/or University's ownership interest in any Joint Patent Rights and Joint Technology Rights to practice any Invention and use any technology made in the course


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of the Research Program in the Licensed Field. This license shall be bound by the terms of the License Agreement, which is attached as Attachment E. University Patents shall be classed as Subgroup (iii) patents as defined in the License Agreement, and Joint Patents shall be classed as Subgroup (iv) patents.

         VIII. Copyright Use: Subject to confidential treatment by Sponsor of University Confidential Information that may be disclosed thereunder, University grants Sponsor a fully paid-up, non-exclusive license under its copyrights to make a reasonable number of copies for its internal needs, including derivative works thereof, from any written report prepared and delivered to Sponsor in accordance with this Agreement.


ACCEPTED AND AGREED:          Patricia K. Somers
                              ------------------------------------------------
                              ATHEROGENICS, INC.
                              By:     Dr. Patty Somers
                              Title:  Sr. Scientist


ACCEPTED AND AGREED           Nancy L. Wilkinson
                              ------------------------------------------------
                              EMORY UNIVERSITY
                              By:     Nancy L. Wilkinson
                              Title:  Assistant Vice President for Research


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                                  ATTACHMENT D
                            CONFIDENTIALITY AGREEMENT

         The undersigned, Dennis Liota, an individual ("Individual") assigned to the Research Program, declares that he/she has read and is familiar with Sections V. (Publicity), VI. (Publication and Academic Rights), and VII. (Confidential Information) of the Sponsored Research Agreement dated as of November 1 ("Agreement") by and between Emory University and AtheroGenics, Inc. ("Sponsor"), and hereby agrees to be bound by the terms and conditions thereof. Individual further agrees to keep confidential any Confidential Information received from Sponsor for the term of the Agreement and for a period of four (4) years following the termination of the Agreement, provided that this obligation shall not apply to any information which:

         a. was known to Individual prior to disclosure by Sponsor, as evidenced by individual's written records; or

         b. is, or shall become, other than by an act or omission by Individual, generally available to the public; or

         c. shall, by lawful means, be made available to Individual by a third party with the right to disclose; or

         d. is required by law to be disclosed by Individual, provided Individual uses his/her best efforts to notify Sponsor immediately upon learning of such requirement in order to give Sponsor reasonable opportunity to oppose such requirement; or

         e.       Sponsor agrees in writing that it may be disclosed.


Dennis C. Liota                                      November 30, 1996
------------------------------------            -------------------------------
Individual                                      Date


WITNESSED BY:

Nancy L. Wilkinson                                   November 30, 1996
------------------------------------            -------------------------------
Witness                                         Date

Nancy L. Wilkinson
------------------------------------
name of Witness


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                                  ATTACHMENT E
                        LICENSE AGREEMENT OF JANUARY 1995


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